Exhibit 99.28(a)(1)(i)

FPA FUNDS TRUST

AMENDMENT NO. 4 TO THE

AGREEMENT AND DECLARATION OF TRUST

Effective January 10, 2024

Pursuant to Section 7.3 of the Agreement and Declaration of Trust of FPA Funds Trust (the “Trust”) (the “Declaration of Trust”), a Delaware statutory trust, the undersigned officer of the Trust amends the Declaration of Trust as follows:

Article I is renamed “Name, Principal Office and Definitions.”

Article I, Section 1.1 is replaced with the following:

Article I, Section 1.1 Name. This Trust shall be known as INVESTMENT MANAGERS SERIES TRUST III and the Trustees shall conduct the business of the Trust under that name or any name or names as they may from time to time determine.

Article I, Section 1.2 Principal Office. The principal office of the Trust shall be located at 235 West Galena Street, Milwaukee, Wisconsin 53212 or such other location as the Trustees may from time to time determine.

IN WITNESS WHEREOF, the undersigned officer has caused this Amendment to the Declaration of Trust to be executed this 7th day of December, 2023.

By:	/s/ Diane J. Drake
Name:	Diane J. Drake
Title:	Secretary